Filed Pursuant to Rule 424(b)(3)
File No. 333-255685

NUVEEN NASDAQ 100 DYNAMIC OVERWRITE FUND

(NASDAQ: QQQX)

(THE “FUND”)

SUPPLEMENT DATED AUGUST 6, 2021

TO THE FUND’S PROSPECTUS AND STATEMENT OF ADDITIONAL

INFORMATION (“SAI”) DATED MAY 1, 2021

Effective August 6, 2021, the Fund’s Board of Trustees has eliminated the following investment policy with respect to the Fund:

“With respect to call options written on individual securities, the Fund will not write “naked” or uncovered call options.”

As such, any references in the Fund’s Prospectus and SAI to the aforementioned policy have been removed, effective immediately. Also effective immediately, all references throughout the Prospectus and SAI to “covered call options” written by the Fund have been replaced with “call options.”

PLEASE KEEP THIS WITH THE

FUND’S PROSPECTUS AND SAI

FOR FUTURE REFERENCE